Exhibit 21

INTERNATIONAL GAME TECHNOLOGY SUBSIDIARIES

At September 30, 2009

Name	Jurisdiction of Incorporation

International Game Technology	Nevada
IGT	Nevada
WagerWorks, Inc.	Delaware
Acres Gaming Incorporated	Nevada
VLC, Inc.	Montana
I.G.T. (Australia) Pty. Limited	Australia
IGT - Europe B.V.	The Netherlands
I.G.T. - Argentina S.A.	Argentina
IGT Japan, K.K.	Japan
IGT - Iceland Ltd.	Iceland
International Game Technology – Africa (Pty) Ltd.	South Africa
IGT - UK Group Limited	England & Wales
IGT ASIA – MACAU, LDA.	Macau
IGT – Canada Inc.	Canada
IGT - Mexicana de Juegos, S. de R.L. de C.V.	Mexico
Servicios Corporativos y de Administracion, S. de R.L. de C.V.	Mexico
IGT-China, Inc.	Delaware
IGT-Latvia SIA	Latvia
IGT Asia Pte. Ltd	Singapore
IGT Asiatic Development Limited	British Virgin Islands

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